Exhibit 10.1

DUKE ENERGY CORPORATION
EXECUTIVE SAVINGS PLAN
(Amended and Restated Effective as of January 1, 2008)

PURPOSE

The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees.  The Plan replaces certain plans previously maintained by the Company and its affiliates, as described in more detail in Article V.  The Plan is intended to be a nonqualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees under ERISA, and shall be so interpreted.

ARTICLE I

TITLE AND EFFECTIVE DATE

1.1           This Plan shall be known as the Duke Energy Corporation Executive Savings Plan (hereinafter referred to as the “Plan”).

1.2           The Plan was first effective on January 1, 1997, has been amended from time to time thereafter, and is amended and restated as set forth herein, effective as of January 1, 2008.

ARTICLE II

DEFINITIONS

2.1           “Account” shall mean the record of deferrals and contributions and adjustments thereto maintained with respect to each Participant pursuant to Article VI.  Each Participant’s Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to the Participant or his or her Beneficiary under the Plan.

2.2           “Affiliated Group” shall mean the Company and all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.3           “Base Pay” shall mean, for each Participant, the base salary as defined by the Company’s normal payroll practices and procedures, payable by the Affiliated Group during a

Plan Year (or which would have been paid during a Plan Year but for salary reductions and elective deferrals under Code Sections 125 and 401(k) and Base Pay deferrals under this Plan).  In no event shall Base Pay include any compensation, whether paid or deferred, pursuant to Incentive Plans.

2.4           “Beneficiary” means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person. If a person fails to specify a surviving Beneficiary, the person’s estate shall be his or her Beneficiary.

2.5           “Board” shall mean the Board of Directors of the Company.

2.6           “CDP” shall mean the Duke Power Company Compensation Deferral Plan, first effective as of July 1, 1983.

2.7           “CDP Subaccounts” shall have the mean provided in Section 6.3.

2.8           “Change in Control” shall be deemed to have occurred upon:

(a)           an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Duke Energy Corporation or (B) the combined voting power of the then outstanding voting securities of Duke Energy Corporation entitled to vote generally in the election of directors; excluding, however, the following:  (1) any acquisition directly from Duke Energy Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Duke Energy Corporation, (2) any acquisition by Duke Energy Corporation and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Duke Energy Corporation or its affiliated companies;

(b)           during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Duke Energy Corporation’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c)           the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of Duke Energy Corporation, whether or not Duke Energy Corporation is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Duke Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Duke Energy Corporation (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(d)           the consummation of (A) the sale or other disposition of all or substantially all of the assets of Duke Energy Corporation or (B) a complete liquidation or dissolution of Duke Energy Corporation, which has been approved by the shareholders of Duke Energy Corporation; or

(e)           adoption by the Board of a resolution to the effect that any Person has acquired effective control of the business and affairs of Duke Energy Corporation.

2.9           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10         “Committee” shall mean the Compensation Committee of the Board or its delegate.

2.11         “Company” shall mean Duke Energy Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Duke Energy Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.12         “Company Matching Contribution” shall have the meaning provided in Section 4.5.

2.13         “Company Matching Subaccount” shall mean the subaccount established and maintained pursuant to Section 6.3.

2.14         “CRIDP” shall mean the Crescent Resources Incentive Deferral Plan as effective December 29, 1993.

2.15         “CRIDP Subaccounts” shall have the meaning provided in Section 6.3.

2.16         “Deferral Election” shall mean the Participant’s election on a form approved by the Committee to defer a portion of his or her compensation in accordance with the provisions of Article IV.

2.17         “Duke Energy Common Stock Fund” shall mean the Investment Option that invests primarily in Duke Energy Corporation common stock.

2.18         “Duke Energy Common Stock - Stock Deferrals Subaccount” shall mean the subaccount established and maintained pursuant to Section 6.3.

2.19         “Effective Date” shall mean January 1, 2008.

2.20         “Employee” shall mean a person employed by the Affiliated Group.

2.21         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.22         “General Account” shall mean that portion of a Participant’s Account that is not in a Subaccount.

2.23         “Incentive Plans” shall mean the executive incentive compensation or bonus plans sponsored by the Affiliated Group which are designated as “Incentive Plans” by the Committee from time to time.

2.24         “Investment Options” shall mean the various investment options that are made available from time to time under the Plan, which options generally shall correspond to the investment options made available from time to time under the Company’s RSP.

2.25         “KEDCP” shall mean the Panhandle Eastern Corporation Key Executive Deferred Compensation Plan, as amended and restated effective January 1, 1996.

2.26         “Legacy Cinergy Plans” shall mean, collectively, the Cinergy Corp. 401(k) Excess Plan, Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan and the Cinergy Corp. Excess Profit Sharing Plan.

2.27         “Legacy Cinergy Subaccounts” shall have the mean provided in Section 6.3.

2.28         “LTIP Award” shall mean any award, other than a stock option or restricted stock award, granted under a long-term incentive plan maintained by the Affiliated Group (including the Company’s 2006 Long-Term Incentive Plan).

2.29         “Participant” shall mean any Employee for whom an Account is maintained under the Plan.  However for the purposes of Article IV, the term Participant shall mean only those Participants who remain eligible to participate in the Plan.

2.30         “Performance-Based Compensation” shall mean that portion of a Participant’s compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain.  Where a portion of an amount of compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

2.31         “Plan” shall mean the Duke Energy Corporation Executive Savings Plan, as amended.

2.32         “Plan Year” shall mean the calendar year.

2.33         “Post-2004 Deferrals” shall have the meaning provided in Section 5.2(b).

2.34         “Pre-2005 Deferrals” shall have the meaning provided in Section 5.2(a).

2.35         “RSP” shall mean the Duke Energy Retirement Savings Plan, as amended.

2.36         “Separation from Service” shall mean a termination of employment with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service.  With respect to Pre-2005 Deferrals, the term “Separation from Service” shall mean a termination of employment within the meaning of the Plan or applicable Prior Plan as in effect immediately prior to the Effective Date.

2.37         “Specified Employee” shall mean, as of any date, a “specified employee”, as defined in Section 409A of the Code (as determined under the Company’s policy for determining specified employees on the relevant date), of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

2.38         “Spectra Common Stock Fund” shall have the meaning provided under Section 6.5.

2.39         “Subaccounts” shall mean the Subaccounts established under Article VI.

2.40         “Unforeseeable Emergency” shall mean an “unforeseeable emergency” as defined under Section 409A of the Code.  With respect to Pre-2005 Deferrals, the term “Unforeseeable Emergency” shall mean an unforeseeable emergency or financial hardship within the meaning of the Plan or Prior Plan as in effect immediately prior to the Effective Date.

2.41         “Valuation Date” shall mean, with respect to a Participant, the last business day of the month during which such Participant’s Separation from Service occurs.

ARTICLE III

ELIGIBILITY

3.1           General Rule.  Any Employee designated by the Committee shall be eligible to participate in the Plan on the date designated by the Committee and shall remain so eligible, while continuing to be an Employee, until designated ineligible to participate by the Committee.  Notwithstanding the foregoing, only Employees who are members of a “select group of management or highly compensated employees” under ERISA may participate in the Plan.  In lieu of expressly selecting Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of the preceding sentence) providing for participation of all Employees who satisfy such criteria.  The Committee may at any time, in its sole discretion, change the eligibility criteria for Employees, or determine that one or more Participants will cease to be eligible to participate.

3.2           Prior Plans.  Notwithstanding anything contained in Section 3.1 to the contrary, any individual with respect to whom amounts have been assumed from Prior Plans as described in Section 5.1 shall automatically participate, and be a “Participant,” in the Plan with respect to such amounts.

3.3           Termination of Eligibility.  An individual’s right to defer shall cease with respect to the Plan Year following the Plan Year in which he or she ceases to be eligible to participate in the Plan, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.  Upon the occurrence of a Participant’s Separation from Service during a Plan Year, any then-outstanding Deferral Election shall be cancelled and no additional amount shall be deferred pursuant to such Deferral Election.  A Participant shall not be entitled to receive a Company Matching Contribution with respect to the Plan Year in which occurs his or her Separation from Service.

ARTICLE IV

PARTICIPANT DEFERRALS/COMPANY CREDITS

4.1           Base Pay Deferrals.  Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 75% (such percentage to be a multiple of 1%) of such Participant’s Base Pay for the Plan Year.  Unless an earlier date is specified by the Committee, such election must be made by the Participant not later than the beginning of such Plan Year or within 30 days of a Participant initially becoming eligible to participate in the Plan (or any other plan required to be aggregated with the Plan under Section 409A of the Code) under Section 3.1.  In the event that a Participant first becomes eligible to participate in the Plan other than on the first day of a Plan Year, he or she shall have no right to defer Base Pay prior to the date that is 30 days after he or she initially becomes eligible to participate in the Plan, and his or her Deferral Election shall apply only to Base Pay earned beginning with the first payroll period that begins immediately after the date that is 30 days after he or she initially becomes eligible to participate in the Plan.  Base Pay deferred pursuant to this Section shall be credited to the Participant’s Account at the time such Base Pay otherwise would be paid to the Participant.

4.2           Incentive Plan Deferrals.  Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 75% (such percentage to be a multiple of 1%) of the amount payable with respect to a Plan Year to such Participant as an award under any Incentive Plans.  Such election must be made by the Participant not later than the last day (or such earlier date as specified by the Committee) of the Plan Year immediately preceding the first day of the performance period for which such amount would otherwise be earned.  Such amounts shall be credited to the Participant’s Account as of the dates that award amounts under the Incentive Plans otherwise would be paid to the Participant.

4.3           Long-Term Incentive Plan Award Deferrals.  Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, the entire amount of any nonvested LTIP Award, subject to the following conditions:

(a)           General Rule.  Except as otherwise provided in this Section, the Deferral Election shall be made by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year for which such LTIP Award is granted.

(b)           Compensation Subject to Vesting.   To the extent permitted by the Committee, and notwithstanding anything contained in this Section to the contrary, the Deferral Election with respect to an LTIP Award that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date that the Participant obtains a “legally binding right” to such compensation (within the meaning of Section 409A of the Code) must be made by, and shall become irrevocable as of, the thirtieth day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse.  For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A of the Code) of the Participant, or upon a Change in Control (as defined in Section 409A of the Code), provided that if such death, disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the Deferral Election made under this Section 4.3(b) shall not apply to such compensation.

(c)           Performance-Based Compensation.  To the extent permitted by the Company, and notwithstanding anything contained in this Section to the contrary, the Deferral Election with respect to an LTIP Award that constitutes Performance-Based Compensation must be made by, and shall become irrevocable as of, the date that is six months before the end of the applicable performance period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such LTIP Award has become “readily ascertainable” within the meaning of Section 409A of the Code.  In order to make a Deferral Election under this Section 4.3(c), the Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 4.3(c).  An election made under this Section 4.3(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(d)           Crediting Date.  Upon the date that an LTIP Award that the Participant has elected to defer otherwise would have been payable, the number of shares of stock or the cash payment that would have become so payable but for the Deferral Election shall be credited to the Duke Energy Common Stock - Stock Deferrals Subaccount.

(e)           Dividend Equivalents.  Dividend equivalents, to the extent deferred, shall also be deferred and credited to the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount commencing on the payment date of the first cash dividend of Duke Energy Common Stock that is declared after the date on which the deferred LTIP Award vests.

4.4           Dividend Equivalents Deferrals.  Each eligible Participant may irrevocably elect to defer, in accordance with the terms of this Plan, 100% of the amounts that would otherwise become payable as dividend equivalents, with respect to an LTIP Award with respect to which the LTIP Award agreement specifically provides for the deferral of dividend equivalents.  Such election must be made by the Participant at the time the Participant elects to defer receipt of the related LTIP Award pursuant to the terms of Section 4.3.  Dividend equivalents that have been deferred pursuant to the first sentence of this Section and credited to the Participant’s Account shall be credited to the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount as of the dates such amounts would otherwise become payable pursuant to such LTIP Award.

4.5           Retirement Savings Plan - Excess Matching Contribution.  The Company maintains the RSP, pursuant to which Employees are permitted to make certain contributions with respect to which the Company makes matching contributions, based on the Employee’s contribution election.  It is the Company’s intention to provide matching contribution credits under this Plan where matching contributions cannot be provided under the RSP due to:  (i) the application of Section 401(a)(17) of the Code, (ii) the application of Section 402(g) of the Code or (iii) the application of Section 415 of the Code.  Accordingly, during the first 90 days following each Plan Year, but only with respect to Participants who are eligible for such contributions as described below,  the Participant’s Account shall receive a credit (the “Company Matching Contribution”) equal to the amount, if any, by which the lesser of the amounts in subparagraph (a) or (b) below, exceeds the amount in subparagraph (c) below; provided, however, that no such Company Matching Contribution shall be made if it relates to compensation attributable to services performed prior to the date that the distribution option election for that contribution becomes irrevocable.  A Participant only shall be eligible for Company Matching Contributions for a Plan Year if (i) he or she was eligible to participate in the Plan during such Plan Year and (ii) was employed by the Affiliated Group as of the last day of such Plan Year.

(a)           The maximum matching contribution the Participant was eligible to receive for the Plan Year under the RSP based upon the Participant’s Eligible Earnings as defined in the RSP for the Plan Year, but determined without regard to the limitations of Code Section 401(a)(17) and any Base Pay deferrals and Incentive Plan deferrals pursuant to Sections 4.1 and 4.2.
(b)           The Participant’s Before-Tax Eligible Deferrals and Roth Contributions under the RSP for the Plan Year plus the Participant’s Base Pay deferrals and Incentive Plan deferrals credited to the Participant’s Account during the Plan Year pursuant to Sections 4.1 and 4.2.
(c)           The Matching Contribution credited to the Participant’s account under the RSP for the Plan Year.

4.6           Other Company Contributions.  The Company may, from time to time, in its sole discretion, direct that a special credit in such amount as the Company shall determine be made to a specified Participant’s Account in order to (i) mitigate an unintended shortfall in matching contribution credit, or (ii) implement provisions of an employment agreement.  A special credit may be awarded subject to such vesting requirement as the Company shall determine (provided that upon a Change in Control, any special credit shall become vested if the affected Participant has not previously incurred a Separation from Service) and, notwithstanding any provision of this Plan to the contrary, to the extent any such special credit has not become vested, it shall not be paid under the Plan.

4.7           Elections.  Unless otherwise specified by the Committee in accordance with procedures established from time to time, an election to defer Base Pay, Incentive Plan compensation and LTIP Awards shall apply only with respect to the compensation to which such election specifically relates, and such Deferral Election cannot be revoked.  The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

ARTICLE V

FORMER PLANS AND TRANSITION RULES

5.1           Prior Plans.  As described in more detail in Appendix A, the Plan governs the terms and conditions of all or a portion of the amounts previously earned under the following plans (each a “Prior Plan”):  (i) the Duke Power Company Compensation Deferral Plan, first effective as of July 1, 1983 (“CDP”), (ii) the Panhandle Eastern Corporation Key Executive Deferred Compensation Plan as amended and restated January 1, 1996 (“KEDCP”), (iii) the Crescent Resources Incentive Deferral Plan (“CRIDP”), (iv) the Company’s Supplementary Defined Contribution Plan, (v) the Company’s Incentive Deferral Plan, (vi) the Cinergy Corp. 401(k) Excess Plan, (vii) the Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan and (viii) the Cinergy Corp. Excess Profit Sharing Plan.  For purposes of clarity, the Plan is the successor to the Duke Energy Corporation Executive Savings Plan I and the Duke Energy Corporation Executive Savings Plan II.  Amounts that were previously payable under the Prior Plans and that have been credited to Accounts hereunder shall remain subject to the same vesting schedule and elections (including deferral and distribution elections) and beneficiary designations that were controlling under the applicable Prior Plan immediately prior to the date such amounts were credited to Accounts under the Plan until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election.  This Plan shall recognize any amount that was properly deferred by a Participant under a Prior Plan but that had not yet been credited to his or her account thereunder as of the date the obligations under such plan were assumed by this Plan.  Each Participant’s right to receive any benefit that has been transferred to this Plan shall be determined solely pursuant to the terms of this Plan.  All of the Company’s obligations and Participants’ rights with respect to the amounts previously payable under the Prior Plan shall automatically be extinguished and become obligations and rights under this Plan without further action as of the Effective Date.

5.2           Application of Code Section 409A to Prior Plans.

(a)           Pre-2005 Deferrals.  Any “amounts deferred” in taxable years beginning before January 1, 2005 under the Plan or Prior Plan, within the meaning of Section 409A of the Code, and any earnings thereon (“Pre-2005 Deferrals”), shall be governed by the terms of the Plan or Prior Plan, as applicable, as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under the Plan or Prior Plan as of October 3, 2004 or add a new material benefit or right to such Plan or Prior Plan.

(b)           Post-2004 Deferrals.  Any “amounts deferred” in taxable years beginning on or after January 1, 2005 under the Plan or Prior Plan, within the meaning of Section 409A of the Code, and any earnings thereon (“Post-2004 Deferrals”), shall be governed by the terms and conditions of the Plan.

ARTICLE VI

ACCOUNTS

6.1           Maintenance of Participant Accounts.  An Account shall be established and maintained with respect to each Participant.  Each Account shall reflect the amounts credited thereto pursuant to Article IV and V, plus or minus adjustments made in accordance with the provisions of this Article VI and reduced by distributions made in accordance with Article VII.

6.2           Phantom Investment Options Generally.  In accordance with such rules as the Committee shall approve, Investment Options shall be available hereunder that generally correspond with each RSP investment option and such other investment options as are determined to be appropriate by the Committee.  Each Participant hereunder shall specify, in accordance with this Section and rules established by the Committee, the “investment” of his or her Account in one or more Investment Options hereunder.  The Participant’s Account shall thereafter be automatically adjusted daily (or on such other basis as the Committee shall approve), upward or downward, in proportion to the total percentage return experienced for the respective period on amounts invested in the Investment Options.  Accounts under the Plan shall be bookkeeping accounts reflecting units of phantom Investment Options hereunder which mirror the performance that would have resulted from an actual investment in the corresponding Investment Option(s).  No amounts actually shall be invested hereunder in any Investment Option.

6.3           Subaccounts.

(a)           Company Matching Subaccount.  Amounts contributed to a Participant’s Account as a Company Matching Contribution pursuant to Section 4.5 and Section 5.1 shall be held in a subaccount within such Participant’s Account (the “Company Matching Subaccount”).  Prior to the Effective Date, the amounts in the Company Matching Subaccount were credited and maintained as units in the phantom Investment Option hereunder that corresponded to the Duke Energy Common Stock Fund.  At any time after the Effective Date, at the election of the Participant, Company Matching Contributions and amounts that have been credited to the Company Matching Subaccount may be transferred into units of other Investment Options available under Section 6.2 from time to time.

(b)           Subaccount for Deferrals of Stock Awards.  Amounts credited to a Participant’s Account pursuant to Section 4.3 shall be held in a subaccount within such Participant’s Account (the “Duke Energy Common Stock - Stock Deferrals Subaccount”).  The amounts in the Duke Energy Common Stock - Stock Deferrals Subaccount shall be credited and maintained as units of a phantom investment that mirrors the performance of Duke Energy Corporation common stock (with cash dividends reinvested).

(c)           CDP Subaccounts.  The amounts originally credited under the CDP and transferred to a Participant’s Account pursuant to Section 5.1 shall be maintained in one or two separate subaccounts (the “CDP Subaccounts”), and shall continue to be credited with interest at one of two fixed rate(s) (i.e., 10.5% or 17.5%) formerly applicable to such accounts under the CDP.  At any time the Participant may elect to transfer any amount from such CDP Subaccounts to another Investment Option in the Participant’s General Account, but no amount so removed from the CDP Subaccounts may be transferred back to such CDP Subaccounts.

(d)           Legacy Cinergy Subaccounts.  The amounts originally credited under the Legacy Cinergy Plans and transferred to a Participant’s Account pursuant to Section 5.1 shall be maintained in separate subaccounts hereunder (the “Legacy Cinergy Subaccounts”).  Amounts credited to the Cinergy Corp. 401(k) Excess Plan that are required to remain invested in an Investment Option that mirrors the performance of Duke Energy Corporation common stock shall be transferred to the Duke Energy Common Stock - Stock Deferrals Subaccount.

(e)           CRIDP Subaccount.  The amounts originally credited under the CRIDP and transferred to a Participant’s Account on January 1, 2008 shall be maintained in separate subaccounts hereunder (the “CRIDP Subaccounts”).

6.4           Transfer Elections.  A Participant may elect to transfer amounts out of Subaccounts of the Participant’s Account or of any other portion of the Participant’s Account to other phantom Investment Options hereunder or to make changes to his or her designation of phantom Investment Options hereunder pursuant to Section 6.2, on a daily basis (or on such other basis as the Committee shall approve).  Each such election to transfer or change shall be effective in accordance with procedures established by the Committee from time to time.  Participants or Beneficiaries who are receiving installment payments may elect to transfer amounts between phantom Investment Options hereunder on a daily basis (or on such other basis as the Committee shall approve).  All transfers must be in increments of 1%.  No transfers may be made into or out of the Duke Energy Common Stock - Stock Deferrals Subaccount.

6.5           Adjustments to Reflect Spin-Off of Spectra Energy Corp.  Each phantom unit of Duke Energy Corporation common stock credited to the Duke Energy Common Stock - Stock Deferrals Subaccount and Duke Energy Common Stock Fund on behalf of a Participant at the time of the spin-off of Spectra Energy Corp, whether under the Plan or a Prior Plan, was converted, as of such spin-off, into phantom units of Spectra Energy Corp common stock and phantom units of Duke Energy Corporation common stock and reallocated as described below.  The number of phantom units of Spectra Energy Corp common stock was equal to the number of shares of Spectra Energy Corp common stock to which the Participant would have been entitled on the spin-off had the phantom units of Duke Energy Corporation common stock represented actual shares of Duke Energy Corporation as of the record date of the spin-off, the resulting number of phantom units of Spectra Energy Corp common stock being rounded down to the nearest whole unit.  The resulting number of phantom units of Spectra Energy Corp common stock was automatically transferred from the Duke Energy Common Stock - Stock Deferrals Subaccount and Duke Energy Common Stock Fund and credited to the Investment Option that invested primarily in Spectra Energy Corp common stock (the “Spectra Common Stock Fund”), effective as of the spin-off.  Each Participant is entitled to elect, pursuant to rules and procedures prescribed by the Company, to reallocate amounts deemed invested in the Spectra Common Stock Fund into any other open Investment Option.  The Spectra Common Stock Fund shall be closed to additional deferrals and to transfers from any other Investment Option.

6.6           Adjustments to Stock Funds.  If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of the Company or Spectra Energy Corp, or any similar corporate transaction or event in respect of such shares, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in number and kind of shares deemed held under the Plan.  Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding shares under the Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances.

ARTICLE VII

BENEFITS

7.1           Separation from Service.

(a)           General Rule.  Upon the Participant’s Separation from Service, for any reason, the amount in the Participant’s Account shall be paid to the Participant (or to the Beneficiary designated pursuant to Section 8.1) in accordance with the terms of the distribution option elected by the Participant under Section 5.1 or this Article, except as otherwise provided in this Article.

(b)           Participants Who Are Not Retirement Eligible — Pre-2005 Deferrals.  Notwithstanding the above, if a Participant (i) has a Separation from Service for any reason, except death, layoff or disability, prior to becoming eligible for early or normal retirement under the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter, and (ii) has elected term payments of 10 years or 15 years, then the portion of that Participant’s Account that is comprised of Pre-2005 Deferrals shall be paid instead for a 3-year term in accordance with Section 7.3(b).

7.2           Election of Distribution Option.

(a)           Pre-2005 Deferrals.  With respect to Pre-2005 Deferrals, each Participant has been provided the opportunity to elect from among the distribution options specified in Section 7.3, the manner in which such Participant’s Account shall be paid following Separation from Service.  A Participant may change his or her distribution option to a distribution option permitted under Section 7.3 by completing a new election form and delivering it to the Committee.  A Participant’s election to change the form of benefit payment shall become effective one year from the date on which the election form was submitted to the Committee, but only if the Participant has remained an Employee throughout such one year period.  A Participant may not elect to change the distribution option applicable to his or her CRIDP Subaccount.

(b)           Post-2004 Deferrals.  With respect to each amount deferred under the Plan after 2007, each Participant shall, in accordance with procedures established from time to time by the Committee and no later than the last day for filing the Deferral Election to which such deferrals relate, be entitled to make a separate class-year election from among the distribution options specified in Section 7.4.  With respect to all amounts deferred under the Plan after 2004 and before 2008, each Participant shall, in accordance with procedures established from time to time by the Committee consistent with Section 7.10, be entitled to make a single election (which may be separate for LTIP Award deferrals and all other amounts) from among the distribution options specified in Section 7.4.  A Participant may not elect to change such elections.

7.3           Distribution Options for Pre-2005 Deferrals.  Subject to the foregoing, the following distribution options are available with respect to Pre-2005 Deferrals:

(a)           Lump Sum.  Payment of the full amount of the Participant’s Account on the last business day of the month following the month in which Separation from Service occurs.
(b)           Term Payments.  Payments on a monthly basis over a term of years, which shall be either 3 years, 10 years, or 15 years, as follows:  The Company shall determine the amount of the Participant’s Account on the Valuation Date, and as of the last business day of each month thereafter.  The Participant shall receive on the last business day of each month during the term, beginning with the last day of the month following the Valuation Date, an amount determined pursuant to the following formula:

amount =	V N
where
N	represents the number of months remaining in the term (including the month for which the payment is being calculated) and
V	represents the amount of the Participant’s Account as of the last day of the preceding month.

Any remaining balance in the Participant’s Account shall be paid to the Participant on the last day of the last month of the term.  Distributions from the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount shall be on an annual, rather than a monthly basis, and the formula set forth above shall be reformed accordingly.  Term payments from the Duke Energy Common Stock - Stock Deferrals Subaccount shall be made on the last business day of the month immediately following each anniversary of the Valuation Date.

(c)           Legacy Cinergy Plans.  Notwithstanding Section 7.3(a) and (b), Pre-2005 Deferrals attributable to the Legacy Cinergy Plans shall be payable only in a lump sum payment or in substantially equal annual installments over a specified number of whole years from 2 to 10 years.  Distribution of the Participant’s Account shall commence no later than 30 days after Separation from Service.  Subsequent installments shall be payable on or as soon as administratively practicable following each anniversary of the payment commencement date.  If a Participant failed to make an election under the terms of the applicable Legacy Cinergy Plan and this Plan, the portion of his or her Account attributable to Pre-2005 Deferrals under such applicable Legacy Cinergy Plan shall be distributed in five substantially equal annual installments commencing no later than 30 days after Separation from Service.

(d)           CRIDP.  Notwithstanding Section 7.3(a) and (b), all amounts in the CRIDP Subaccounts shall be payable only in accordance with a Participant’s original distribution election, in annual installments commencing as soon as practicable following the date on which the Participant has a Separation from Service and ending no later than the fifteenth anniversary of such date.

7.4           Distribution Options for Post-2004 Deferrals.  Subject to the foregoing, the following distribution options are available with respect to Post-2004 Deferrals:

(a)           Lump Sum.  Payment of the full amount of the Participant’s Account on the last business day of the month following the month in which Separation from Service occurs.

(b)           Term Payments.  Payments on a monthly basis over a term of years, which shall be any number of whole years from 2 to 10 years, or 15 years, as follows:  The Company shall determine the amount of the Participant’s Account on the Valuation Date, and as of the last business day of each month thereafter.  The Participant shall receive on the last business day of each month during the term, beginning with the last day of the month following the Valuation Date, an amount determined pursuant to the following formula:
amount =	V N
where
N	represents the number of months remaining in the term (including the month for which the payment is being calculated) and
V	represents the amount of the Participant’s Account as of the last day of the preceding month.

Any remaining balance in the Participant’s Account shall be paid to the Participant on the last day of the last month of the term.  Distributions from the Participant’s Duke Energy Common Stock - Stock Deferrals Subaccount shall be on an annual, rather than a monthly basis, and the formula set forth above shall be reformed accordingly.  Term payments from the Duke Energy Common Stock - Stock Deferrals Subaccount shall be made on the last business day of the month immediately following each anniversary of the Valuation Date.

(c)           Default Distribution Option.  To the extent that a Participant does not designate the form of payment of an amount deferred or contributed to his or her Account, such amount (adjusted for earnings and losses) shall be distributed in a single lump sum on the last business day of the month following the month in which Separation from Service occurs.

7.5           Payments After Death.  If a Participant (or a Beneficiary previously designated by a deceased Participant) dies before receiving all amounts payable hereunder, then the remaining amounts payable shall be paid to the specified Beneficiary of such deceased person in accordance with the distribution option in effect, but subject to Section 7.6; provided, however, that, except with respect to Pre-2005 Deferrals attributable to the Legacy Cinergy Plans and Post-2004 Deferrals, if a person receiving payments over a term of years dies and an estate is such person’s Beneficiary, then such term payments shall cease and the remaining amount credited to the Account shall be paid to such estate in a single lump sum within 60 days after the date of death.

7.6           Small Payments.  If the portion of a Participant’s Account balance attributable to Pre-2005 Deferrals, other than amounts in the Legacy Cinergy Subaccounts and amounts transferred from the CRIDP on January 1, 2008, at Separation from Service is less than $25,000, the Participant’s Account shall automatically be paid in a lump sum as soon as practicable following Separation from Service.

7.7           Form of Payment.  All amounts due under the Plan shall be paid in cash, except that units in the Duke Energy Common Stock - Stock Deferrals Subaccount shall be converted to whole shares of Company common stock and cash for any fractional share.  To the extent that the delivery of any shares of Company common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an “equity compensation plan” as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (“Listed Company Manual”), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored “equity compensation plan” designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

7.8           Acceleration of Payment in the Event of Unforeseeable Emergency.  A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his or her Account in a lump sum if he or she experiences an Unforeseeable Emergency.  The Committee shall have the sole discretion to determine, in accordance with the standards and to the extent it would not result in a material modification of Pre-2005 Deferrals under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request.  Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.   Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).  Payment shall be made within thirty days following the determination by the Committee that a withdrawal shall be permitted under this Section, or such later date as may be required under Section 7.11.  No amounts attributable to the Cinergy Corp. Excess Profit Sharing Plan may be distributed pursuant to this Section.

7.9           In-Service Distribution — Certain Pre-2005 Deferrals.  Notwithstanding any other provision of this Article VII, but only with respect to the portion of a Participant’s Account balance attributable to Pre-2005 Deferrals, other than amounts in the Legacy Cinergy Subaccounts, a distribution shall be made to any Participant who, prior to Separation from Service, files a written request for an immediate lump sum distribution in an amount not less than $25,000 (the entire account balance in the case of Accounts that are valued at less than $25,000), and who simultaneously agrees in writing to a permanent forfeiture equal to 10% of the amount requested as a distribution.  Such distribution, less the 10% forfeiture, shall be made within 30 days following receipt by the Company of the signed request for distribution and forfeiture agreement.  Distributions under this Section shall be removed from a Participant’s Accounts on a prorated basis.

7.10         Transition Relief for Payment Elections — Post-2004 Deferrals.  With respect to Post-2004 Deferrals, a Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008 or such other date as permitted under Section 409A of the Code) elect on a form provided by the Committee to (a) change the date of payment of his or her Subaccounts or (b) change the form of payment of his or her Subaccounts to a form of payment otherwise permitted for that Subaccount under the Plan.  The Committee may also take any action that it deems necessary, in its sole discretion, to amend prior Deferral Elections or payment elections of a Participant, without the Participant’s consent, to conform such elections to the terms of this Plan.  This Section is intended to comply with Notice 2007-86, any subsequent notice or guidance, and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

7.11         Mandatory Six-Month Delay — Post-2004 Deferrals.  Except as otherwise provided in Sections 7.12(a) and (b), in no event may payments of Post-2004 Deferrals commence, with respect to any Participant who is a Specified Employee as of his or her Separation from Service, prior to the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant’s death) if such amounts are otherwise payable pursuant to the Participant’s Separation from Service.  Any amount that is postponed as a result of the prior sentence shall be accumulated through and paid on the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant’s death).

7.12         Discretionary Acceleration of Payment.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment of Post-2004 Deferrals under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.    Except as otherwise specifically provided in this Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(a)           Domestic Relations Orders.   The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)           Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(c)           Payment Upon Income Inclusion Under Section 409A.  Subject to Section 7.11 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(d)           Payment of State, Local, or Foreign Taxes. Subject to Section 7.11 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(e)           Certain Offsets.  Subject to Section 7.11 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(f)            Bona Fide Disputes as to a Right to a Payment.  Subject to Section 7.11 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section

414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(g)           Other Events and Conditions.  Subject to Section 7.11 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.13         Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment of Post-2004 Deferrals under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Payments subject to Section 162(m).  A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  If a payment is delayed pursuant to this Section, then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary.  Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.  The Committee may not provide the Participant an election with respect to the timing of the payment under this Section.  For purposes of this Section, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)           Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)           Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.14           Actual Date of Payment.  If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), the payment will be treated as made upon the date specified under the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code. Moreover, notwithstanding any other provision of this Plan to the contrary except Section 7.11, and to the extent permitted by Section 409A of the Code, a payment will be treated as made upon the date specified under the Plan if the payment is made as close as administratively practicable to the relevant payment date specified herein, and in any event within the same calendar year.

ARTICLE VIII

BENEFICIARY

8.1           Designation of Beneficiary.  A Participant shall designate a Beneficiary to receive benefits under the Plan by submitting to the Committee a Designation of Beneficiary in the form required by the Committee.  If more than one Beneficiary is named, the share and precedence of each Beneficiary shall be indicated.  A Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary in the form provided, but no change of Beneficiary shall be effective until acknowledged in writing by the Company.  If a deceased Participant has failed to specify a surviving Beneficiary then the Participant’s estate shall be considered to be the Beneficiary

8.2           Designation by Beneficiary.  A Beneficiary who has become entitled to receive benefits shall designate a Beneficiary.

8.3           Discharge of Obligations.  Any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.  If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated.

8.4           Payment to Minors and Incapacitated Persons.  In the event that any amount is payable to a minor or to any person who, in the judgment of the Committee, is incapable of making proper disposition thereof, such payment shall be made to the legal guardian of the property of such minor or such person.  The Company shall make such payments as directed by the Committee without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment.  Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

ARTICLE IX

NATURE OF COMPANY’S OBLIGATION

9.1           Unsecured Promise.  The Company’s obligation to the Participant under this Plan shall be an unfunded and unsecured promise to pay.  The rights of a Participant or Beneficiary under this Plan shall be solely those of an unsecured general creditor of the Company.  The

Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under this Plan.

9.2           No Right to Specific Assets.  Notwithstanding the foregoing, the Company may, in its sole discretion establish such accounts, trusts, insurance policies or arrangements, or any other mechanisms it deems necessary or appropriate to account for or fund its obligations under the Plan.  Any assets which the Company may set aside, acquire or hold to help cover its financial liabilities under this Plan are and remain general assets of the Company subject to the claims of its creditors.  The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to a Participant or Beneficiary.  All rights of ownership in any assets are and remain in the Company.  Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company.  Any asset shall remain a general, unpledged, and unrestricted asset of the Company.

9.3           Plan Provisions.  The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan, as it may be amended from time to time.

ARTICLE X

TERMINATION, AMENDMENT, MODIFICATION OR
SUPPLEMENTATION OF PLAN

10.1         Right to Terminate and Amend.  The Committee retains the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at any time.  The Committee may delegate the right to amend the Plan, subject to any limitations it may impose, to an officer of the Company.  No such action shall adversely affect a Participant’s right to receive amounts then credited to a Participant’s Account with respect to events occurring prior to the date of such amendment.  With respect to Post-2004 Deferrals, subject to Section 7.11 hereof, the Committee may, in its sole discretion to the extent permitted in Section 409A of the Code, provide for the acceleration of the time or schedule of a payment under the Plan upon the termination of the Plan.  With respect to Pre-2005 Deferrals attributable to the Legacy Cinergy Plans, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan provided such payments commence no later than the earlier of a Participant’s death or Separation from Service.

10.2         Change in Control.  In the event of a Change in Control, the Plan shall become irrevocable and may not be amended or terminated without the written consent of each Plan Participant who may be affected in any way by such amendment or termination, either at the time of such action or at any time thereafter.  This restriction in the event of a Change in Control shall be determined by reference to the date any amendment or resolution terminating the Plan is actually signed by an authorized party rather than the date such action purports to be effective.

ARTICLE XI

RESTRICTIONS ON ALIENATION OF BENEFITS

11.1         No Assignment.  Except as permitted by the Plan, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit.  If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease.  In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his or her Beneficiary, the Participant’s spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 7.12, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

ARTICLE XII

ADMINISTRATION

12.1         Top Hat Plan.  The Company intends for the Plan to be “top-hat” plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  The Company is the Plan sponsor under Section 3(16)(B) of ERISA.

12.2         Plan Administrator.  The Committee is the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA.  As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan.  The Committee has the discretion as a Plan fiduciary (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing.  A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons.

ARTICLE XIII

CLAIMS PROCEDURE

13.1         Claim.  If a Participant has any grievance, complaint, or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits and complaints concerning the performance or administration of the phantom investment funds (collectively referred to herein as “claim” or “claims”), the Participant shall submit the claim to the Committee, which shall have the initial responsibility for deciding the claim.

13.2         Written Claim.  A claim for benefits shall be considered as having been made when submitted in writing by the claimant to the Committee.  No particular form is required for the claim, but the claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he or she is entitled.  The claim may be delivered personally during normal business hours or mailed to the Committee.  All such claims shall be submitted in writing and shall set forth the relief requested and the reasons the relief should be granted.  All such claims must be submitted with the “applicable limitations period.”  The “applicable limitations period” shall be two years beginning on:  (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of an installment payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained or grieved of occurred.

13.3         Committee Determination.  The Committee shall determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan.  If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  Such extension may not exceed an additional 90 days from the end of the initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.  If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his or her claim has been denied just as if he or she had received actual notice of denial.

13.4         Notice of Determination.  The notice informing the claimant that his or her claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(a)           The specific reason(s) for the denial.

(b)           Specific reference to pertinent Plan provisions on which the denial is based.

(c)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(d)           Appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit his or her claim for review.

13.5         Appeal.  If the claim is wholly or partially denied, the claimant (or his or her authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed.  The Committee shall conduct a full and fair review of each appealed claim and its denial.  Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he or she is entitled to a greater period of time within which to submit his or her request for review of a denied claim, the claimant shall have 60 days after he or she (or his or her authorized representative) receives written notice of denial of his or her claim within which such request must be submitted to the Committee.

13.6         Request for Review.  The request for review of a denied claim must be made in writing in connection with making such request, the claimant or his or her authorized representative may:

(a)           Review pertinent documents.

(b)           Submit issues and comments in writing.

13.7         Determination of Appeal.  The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review.  However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review.  However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan’s receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting.  In such case, a decision may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan’s receipt of the request for review.  If special circumstances require that the decision shall be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the commencement of the extension.  The decision on review shall be in writing and shall be furnished to the claimant or to his or her authorized representative within the appropriate time for the decision.  If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

13.8         Hearing.  The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

13.9         Decision.  The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

13.10       Exhaustion of Appeals.  A Participant must exhaust his or her rights to file a claim and to request a review of the denial of his or her claim before bringing any civil action to recover benefits due to him or her under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.  No action at law or in equity to recover under this Plan shall be commenced later than one year from the date of the decision on review (or deemed denial if no decision is issued).

13.11       Committee’s Authority.  The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (a) to interpret and construe the Plan and any rules or regulations under the Plan, (b) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (c) to make factual determinations in connection with any of the foregoing.

ARTICLE XIV

GENERAL PROVISIONS

14.1         No Right to Employment.  Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Affiliated Group or its affiliates or affect the right of the Affiliated group or its affiliates to terminate any Participant’s employment with or without cause.

14.2         Withholding.  Any amount required to be withheld under applicable Federal, state, local or other tax laws (including any amounts required to be withheld under Section 3121(v) of the Code) shall be withheld in such manner as the Committee shall determine and any payment under the Plan shall be reduced by the amount so withheld, as well as by any other lawful withholding.

14.3         Governing Law.  This Plan shall be construed and administered in accordance with the laws of the State of North Carolina to the extent that such laws are not preempted by Federal law.

14.4         Transfer of Accounts.  The Account of each Spectra Energy Participant maintained under the Plan immediately prior to the Distribution Date shall be transferred to the Spectra Energy Corp Executive Savings Plan and assumed by Spectra Energy Corp as of the Distribution Date (the “Assumed Amounts”). For purposes of this Plan, the term “Assumed Amounts” shall include any amounts of Base Pay or Incentive Plan awards of a Spectra Energy Participant that are earned but not yet paid as of the Distribution Date or equity awards granted to a Spectra Energy Participant under the Duke Energy Corporation 1998 Long-Term Incentive Plan, that were properly deferred by the Spectra Energy Participant under the Plan but that had not yet been credited to his or her Account under the Plan as of the Distribution Date.  Each such Spectra Energy Participant shall have no further rights under the Plan immediately after his or her Account is transferred to the Spectra Energy Corp Executive Savings Plan and assumed by Spectra Energy Corp in accordance with the terms and conditions of the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp (the “Employee Matters Agreement”).  Capitalized terms used in this Section 14.5 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement.

14.5         Compliance with Section 409A of the Code.  It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, their respective directors, officers, employees and advisors, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

14.6         Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed on behalf of the Corporation this 31st day of October, 2007.

DUKE ENERGY CORPORATION

By:	/s/ Karen R. Feld

Its:	Vice President, Corporate Human Resources

Appendix A

Prior Plans

A-1         Duke Power Company Compensation Deferral Plan (“CDP”).  As of January 1, 1997, each Participant’s Account was credited with the amount, if any, that the Participant had deferred into the CDP as of December 31, 1996, plus interest compounded at the “Benefit Rate” applicable to such deferred amounts.

A-2         Key Executive Deferred Compensation Plan (“KEDCP”).  As of January 1, 1999, each Participant’s Account was credited with the amount, if any, that the Participant had deferred into the KEDCP as of December 31, 1998, plus all income credited thereon provided such Participant had made an irrevocable election in a form acceptable to the Company to be bound by the terms of the Plan and, specifically Section 7.2, with respect to all such amounts deferred by the Participant under the KEDCP.  Any Employee or former employee of PanEnergy Corporation or its affiliated companies or its predecessors who was not designated a Participant by the Company in connection with the transfer of such individual’s account to the Plan shall have such accounts maintained under the Plan but subject to all of the terms and conditions of the KEDCP as in effect on December 31, 1998.

A-3         Crescent Resources Incentive Deferral Plan (“CRIDP”).  As of January 1, 2003, the Account of each individual who was then eligible to participate in the Plan was credited with (i) an amount under the Duke Energy Common Stock Fund equal to the value, if any, of any “Phantom Shares” credited to the Participant’s account in the CRIDP immediately prior to such date and (ii) an amount equal to the balance of the Participant’s interest bearing account in the CRIDP immediately prior to such date and such amount was credited as units in such phantom Investment Option(s) as the Participant elected, and in the absence of such an election was credited to the phantom Investment Option that corresponded to the RSP’s Money Market Fund.  As of January 1, 2008, the account of any remaining participant in the CRIDP was transferred to an Account under the Plan.

A-4         Supplementary Defined Contribution Plan.  As of January 1, 1997, each Participant’s Account was credited with an amount equal to the balance, if any, of the Participant’s account under the Company’s Supplementary Defined Contribution Plan.

A-5         Incentive Deferral Plan.  As of January 1, 1997, each Participant’s Account was credited with an amount equal to the balance, if any, of the Participant’s account under the Company’s Incentive Deferral Plan.
A-6         Legacy Cinergy Plans.  As of January 1, 2008, each Participant’s Account was credited with an amount equal to the balance, if any, of the Participant’s accounts under the Legacy Cinergy Plans immediately prior to such date.  LTIP Awards and certain nonelective contributions deferred under the Cinergy Corp. 401(k) Excess Plan shall be credited as of January 1, 2008 to the Duke Energy Common Stock — Stock Deferrals Subaccount.